Capital World Bond Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$87,625
Class B	$3,399
Class C	$7,755
Class F	$22,752
Total	$121,531
Class 529-A	$2,263
Class 529-B	$221
Class 529-C	$836
Class 529-E	$117
Class 529-F	$201
Class R-1	$125
Class R-2	$1,287
Class R-3	$1,478
Class R-4	$713
Class R-5	$2,622
Total	$9,863

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6400
Class B	$0.5039
Class C	$0.5040
Class F	$0.6482
Class 529-A	$0.6343
Class 529-B	$0.4849
Class 529-C	$0.4907
Class 529-E	$0.5805
Class 529-F	$0.6698
Class R-1	$0.5123
Class R-2	$0.5073
Class R-3	$0.5767
Class R-4	$0.6384
Class R-5	$0.6928

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	176,985
Class B	7,779
Class C	20,092
Class F	48,672
Total	253,528
Class 529-A	4,619
Class 529-B	535
Class 529-C	2,260
Class 529-E	255
Class 529-F	429
Class R-1	419
Class R-2	3,248
Class R-3	3,638
Class R-4	1,593
Class R-5	5,684
Total	22,680

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$20.17
Class B	$20.02
Class C	$19.92
Class F	$20.08
Class 529-A	$20.21
Class 529-B	$20.07
Class 529-C	$20.05
Class 529-E	$20.11
Class 529-F	$20.14
Class R-1	$20.03
Class R-2	$20.03
Class R-3	$20.13
Class R-4	$20.16
Class R-5	$20.19